                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 3 )(1)
                                            --


                               Owosso Corporation
                              --------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                    ----------------------------------------
                         (Title of Class of Securities)


                                   691217 10 3
                                  -------------
                                 (CUSIP Number)


                                December 31, 2001
                               -------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ] Rule 13d-1(b)
                  [x] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 691217 10 3              13G/A                       Page 1 of 4 Pages



--------------------------------------------------------------------------------
          NAME OF REPORTING PERSON

   1      IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                            George B. Lemmon, Jr.
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /

                                                                       (b) / /

--------------------------------------------------------------------------------
   3      SEC USE ONLY
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   4
                            U.S.A.
--------------------------------------------------------------------------------
                                   SOLE VOTING POWER

                             5         245,107
   NUMBER OF                ----------------------------------------------------
    SHARES                         SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                  6         217,538
     EACH                   ----------------------------------------------------
   REPORTING                       SOLE DISPOSITIVE POWER
    PERSON                   7        245,107
     WITH                   ----------------------------------------------------
                                   SHARED DISPOSITIVE POWER
                             8        217,538
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
                                     462,645
--------------------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    / /
--------------------------------------------------------------------------------

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   11
                                     7.9%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                                     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP No. 691217 10 3          13G/A                           Page 2 of 4 Pages

Item 1(a)          Name of Issuer:

                   Owosso Corporation (the "Issuer")

Item 1(b)          Address of Issuer's Principal Executive Offices:

                   The Triad Building
                   2200 Renaissance Boulevard, Suite 150
                   King of Prussia, PA  19406

Item 2(a)          Name of Person Filing:

                   George B. Lemmon, Jr.

Item 2(b)          Address of Principal Business Office or, if None, Residence:

                   c/o Owosso Corporation
                   The Triad Building
                   2200 Renaissance Boulevard, Suite 150
                   King of Prussia, PA 19406

Item 2(c)          Citizenship:

                   United States of America

Item 2(d)          Title of Class of Securities:

                   Common Stock, par value $.01 per share ("Common Stock")

Item 2(e)          CUSIP Number:

                   691217 10 3

Item 3 If This statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                   Not applicable

                   If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4             Ownership.

                   (a)      Amount Beneficially Owned:          462,645

                   (b)      Percent of Class:                     7.9%



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CUSIP No. 691217 10 3          13G/A                           Page 3 of 4 Pages

                   (c) Number of shares of Common Stock as to which
                       such person has:

                      (i)   sole power to vote or to direct the vote     245,107

                      (ii)  shared power to vote or to direct the vote   217,538

                      (iii) sole power to dispose or to direct the
                            disposition of                               245,107

                       (iv) shared power to dispose or to direct the
                            disposition of                               217,538

Item 5             Ownership of Five Percent or Less of a Class.

                   Not applicable

Item 6             Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                   Not Applicable

Item 8             Identification and Classification of Members of the Group.

                   Not Applicable

Item 9             Notice of Dissolution of Group.

                   Not Applicable

Item 10            Certification.

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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CUSIP No. 691217 10 3          13G/A                           Page 4 of 4 Pages


     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


                                                Date: February 11, 2002






                                                /s/ George B. Lemmon, Jr.
                                                --------------------------------
                                                George B. Lemmon, Jr.